UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. __)

                               Iridex Corporation
                               ------------------
                                (Name of Issuer)

                         Common Stock. $0.01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   462684101
                                   ---------
                                 (CUSIP Number)

                                 April 1, 2005
                                 -------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[x]          Rule 13d-1(b)

[x]          Rule 13d-1(c)

[ ]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 462684101               SCHEDULE 13G                Page 2 of 11


 1   Name of Reporting Person             MEDCAP MANAGEMENT & RESEARCH LLC

     IRS Identification No. of Above Person                     94-3411543

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]

 3   SEC USE ONLY

 4   Citizenship or Place of Organization                         DELAWARE

   NUMBER OF       5    Sole Voting Power                          414,802
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                     414,802
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each                   414,802
     Reporting Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                  5.6%

 12  Type of Reporting Person                                           IA

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CUSIP No. 462684101               SCHEDULE 13G                Page 3 of 11


 1   Name of Reporting Person                         MEDCAP PARTNERS L.P.

     IRS Identification No. of Above Person                     94-3412423

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]

 3   SEC USE ONLY

 4   Citizenship or Place of Organization                         DELAWARE

   NUMBER OF       5    Sole Voting Power                          414,802
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                     414,802
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each                   414,802
     Reporting Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                  5.6%

 12  Type of Reporting Person                                           PN

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CUSIP No. 462684101               SCHEDULE 13G                Page 4 of 11


 1   Name of Reporting Person                      MEDCAP MASTER FUND L.P.

     IRS Identification No. of Above Person                     98-0437526

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]

 3   SEC USE ONLY

 4   Citizenship or Place of Organization                   CAYMAN ISLANDS

   NUMBER OF       5    Sole Voting Power                          414,802
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                     414,802
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each                   414,802
     Reporting Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                  5.6%

 12  Type of Reporting Person                                           PN

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CUSIP No. 462684101               SCHEDULE 13G                Page 5 of 11


 1   Name of Reporting Person                                C. FRED TONEY

     IRS Identification No. of Above Person

 2   Check the Appropriate Box if a member of a Group             (a)  [ ]

                                                                  (b)  [ ]

 3   SEC USE ONLY

 4   Citizenship or Place of Organization                    UNITED STATES

   NUMBER OF       5    Sole Voting Power                          414,802
    SHARES
 BENEFICIALLY      6    Shared Voting Power                              0
 OWNED BY EACH
   REPORTING       7    Sole Dispositive Power                     414,802
  PERSON WITH
                   8    Shared Dispositive Power                         0

 9   Aggregate Amount Beneficially Owned by Each                   414,802
     Reporting Person

 10  Check Box if the Aggregate Amount in Row (9) Excludes             [ ]
     Certain Shares

 11  Percent of Class Represented by Amount in Row 9                  5.6%

 12  Type of Reporting Person                                        IN/HC

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CUSIP No. 462684101               SCHEDULE 13G                Page 6 of 11


Item 1(a).  Name of Issuer:

          Iridex Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

          1212 Terra Bella Avenue
          Mountain View, CA  94043-1824

Item 2(a).  Names of Persons Filing:

          MedCap Management & Research LLC ("MMR")

          MedCap Partners L.P. ("Partners")

          MedCap Master Fund L.P. ("Master Fund")

          C. Fred Toney

Item 2(b).  Address of Principal Business Office or, if none, Residence:

          The principal business address of MMR, Partners and Toney is 500 Third Street, Suite 535, San Francisco, CA 94107.

          The principal business address of Master Fund is c/o ATC Trustees (Cayman) Limited, Cayside, 2nd Floor, Harbour Drive, George Town, Grand Cayman, Cayman Islands.

Item 2(c).  Citizenship:

          Reference is made to item 4 of pages two (2), three (3), four (4) and five (5) of this Schedule 13G, which Items are incorporated by reference herein.

Item 2(d).  Title of Class of Securities:

          Common Stock, $0.01 par value

Item 2(e).  CUSIP Number:

          462684101

Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15
        U.S.C. 78c);

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

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CUSIP No. 462684101               SCHEDULE 13G                Page 7 of 11


        (e) [x] An investment adviser in accordance with section
        240.13d-1(b)(1)(ii)(E);<F1>

        (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

        (g) [x] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);<F2>

        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section
        3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.
        80a-3);

        (j) [ ] Group, in accordance with section 240.13d-
        1(b)(1)(ii)(J).

Item 4. Ownership.

          Reference is hereby made to Items 5-9 and 11 of pages two (2), three (3), four (4) and five (5) of this Schedule 13G, which Items are incorporated by reference herein.

          Partners is the record owner of 217,106 shares of the Issuer's common stock and Master Fund is the record owner of 197,696 shares of the Issuer's common stock (collectively, the "Securities"). MMR as general partner and investment manager of Partners and investment manager of Master Fund and C. Fred Toney as managing member of MMR may be deemed to beneficially own the Securities owned by Partners and Master Fund in that they may be deemed to have the power to direct the voting or disposition of the shares.

          Neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that either MMR or Mr. Toney is, for any purpose, the beneficial owner of any such Securities to which this Schedule relates, and MMR and Mr. Toney disclaim beneficial ownership as to the Securities, except to the extent of their respective pecuniary interests therein.

          Under the definition of "beneficial ownership" in Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners, directors, executive officers, and members of the foregoing entities might be deemed the "beneficial owners" of some or all of the securities to which this Schedule relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Schedule nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Schedule relates, and such beneficial ownership is expressly disclaimed.

<F1> (1) MMR is an investment adviser.
<F2> (2) C. Fred Toney is a control person.

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CUSIP No. 462684101               SCHEDULE 13G                Page 8 of 11


          The calculation of percentage of beneficial ownership in item 11 of pages two (2), three (3), four (4) and five (5) was derived from the Schedule 14A Information, Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 for the 2005 Annual Meeting of Stockholders of the Issuer dated April 29, 2005 filed with the Securities and Exchange Commission on April 29, 2005, in which the Issuer stated that the number of shares of Common Stock, par value $0.01 per share outstanding as of April 8, 2005 was 7,431,798.

Item 5. Ownership of Five Percent or Less of a Class.

          Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8. Identification and Classification of Members of the Group.

          Not applicable.

Item 9. Notice of Dissolution of Group.

          Not applicable.

Item 10.    Certifications.

          By signing below the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  May 11, 2005               MEDCAP MANAGEMENT & RESEARCH LLP


                                   By:/s/ C. Fred Toney
                                      -----------------------------
                                      C. Fred Toney, its Managing
                                      Member


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CUSIP No. 462684101               SCHEDULE 13G                Page 9 of 11


                                   C. FRED TONEY


                                   /s/ C. Fred Toney
                                   --------------------------------
                                   C. Fred Toney


          By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature

          After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  May 11, 2005             MEDCAP PARTNERS L.P.
                                 By:  MedCap Management & Research, LLC
                                 its General Partner


                                 By: /s/ C. Fred Toney
                                     ----------------------------------
                                     C. Fred Toney, its Managing Member



                                 MEDCAP MASTER FUND L.P.
                                 By:  MedCap Management & Research, LLC,
                                 its General Partner


                                 By: /s/ C. Fred Toney
                                     ----------------------------------
                                     C. Fred Toney, its Managing Member



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CUSIP No. 462684101               SCHEDULE 13G                Page 10 of 11


                                  EXHIBIT INDEX

        Exhibit A           Joint Filing Undertaking          Page 11


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CUSIP No. 462684101               SCHEDULE 13G                Page 11 of 11


                                   EXHIBIT A

                            JOINT FILING UNDERTAKING

          The undersigned, being authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule, as it may be amended, jointly on behalf of each of such parties.


Dated:  May 11, 2005             MEDCAP MANAGEMENT & RESEARCH LLC


                                 By: /s/ C. Fred Toney
                                     ----------------------------------
                                     C. Fred Toney, its Managing Member


                                 MEDCAP PARTNERS L.P.
                                 By:  MedCap Management & Research LLC,
                                 its General Partner


                                 By: /s/ C. Fred Toney
                                     ----------------------------------
                                     C. Fred Toney, its Managing Member


                                 MEDCAP MASTER FUND L.P.
                                 By:  MedCap Management & Research LLC,
                                 its General Partner


                                 By: /s/ C. Fred Toney
                                     ----------------------------------
                                     C. Fred Toney, its Managing Member


                                 C. FRED TONEY


                                 /s/ C. Fred Toney
                                 ---------------------------------------
                                 C. Fred Toney